Exhbit 99.1

             AMERIGROUP Corporation Earns $0.69 Per Share in Fourth
                  Quarter on 48 Percent Increase in Net Income

             Full-Year Revenues up 40% on 45% Increase in Membership

    VIRGINIA BEACH, Va., Feb. 17 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the fourth quarter of 2003 increased 48 percent to $17,468,000, or $0.69 per diluted share, compared with $11,784,000 or $0.54 per diluted share for the fourth quarter of 2002. For the year ended December 31, 2003, net income increased 43 percent to $67,324,000, or $2.95 per diluted share, compared with $47,036,000, or $2.19 per diluted share for the year ended December 31, 2002.

    Total revenues for the fourth quarter of 2003 increased 37 percent to $424,189,000, compared with $309,884,000 for the fourth quarter of 2002. For the year ended December 31, 2003, revenues totaled $1,622,234,000, up 40 percent from $1,160,662,000 for the year ended December 31, 2002. Membership increased 45 percent to 857,000 at December 31, 2003, compared with 591,000 at December 31, 2002.

    Additional highlights of the quarter and the full year:

    * Successfully integrated 193,000 members relating to the PHP acquisition, which was effective January 1, 2003, and 26,000 members relating to the St. Augustine acquisition effective July 1, 2003;

    * Achieved a weighted average premium rate increase of 4 percent, which is consistent with our medical cost trend despite extremely tough state budgetary environments;

    * Insourced behavioral health servicing approximately 463,000 members;

    * In October we strengthened the balance sheet with the issuance of 3.16 million shares of common stock with net proceeds of approximately $139.0 million, as well as amended the credit facility by increasing its capacity to $95.0 million, which is currently undrawn;

    * Due to product and market exits, sequential fourth quarter membership was down slightly, 9,000 members or 1 percent, to 857,000 members, while fourth quarter total revenue grew close to 3 percent;

    * Health benefits ratio of 80.5 and 80.2 percent of premium revenues for the fourth quarter and the full-year 2003, respectively;

    * Selling, general and administrative expenses of 11.6 and 11.5 percent of total revenues for the fourth quarter and the full-year 2003, respectively;

    * Days in claims payable within our expected range at 65 days;

    * Return on average equity of 19 percent; and

    * Cash flow from operations of $129.4 million in 2003.


    "AMERIGROUP's consistent financial success in the fourth quarter and for the year reflects our ability to sustain growth despite challenging state budget conditions," said Jeffrey L. McWaters, chairman and chief executive officer. "Our continuing ability to help states succeed in managing growing Medicaid costs is more important than ever. Improving health status through organized systems of care, in fact, remains the only effective way for states to save money responsibly while caring for low-income and uninsured citizens."

    Health Benefits

    Consistent with our expectations, health benefits were 80.5 percent of premium revenues for the fourth quarter and 80.2 percent for the year ended December 31, 2003. "Through effective disease management, early case finding and continued improvement in claims payment efficiencies, our medical costs remain stable and predictable. At the same time, our members are receiving appropriate and timely care through our valued and dedicated physician and provider partners," McWaters said.

    Selling, General and Administrative Expenses

    Selling, general and administrative expenses were 11.6 percent of total revenues for the fourth quarter and 11.5 percent for the year ended December 31, 2003.

    Balance Sheet and Cash Flow Highlights

    Cash and investments at December 31, 2003, totaled $570,449,000, a portion of which is regulated by state regulatory requirements. The unregulated portion at year-end was $199,857,000. Operating cash flows totaled $129,418,000 for the full year. The number of days in claims payable at the end of the fourth quarter was 65 compared to 64 in the third quarter and is consistent with our expected range of 60 to 65 days.

    Outlook for 2004

    AMERIGROUP expects earnings per share of approximately $3.09 to $3.14 in 2004 on net income growth of approximately 20 percent, which is consistent with our previous guidance. Other 2004 full-year expectations, excluding potential acquisitions, are as follows:

    * Same store revenue growth of 10 to 12 percent, which includes weighted-average rate increases of approximately 3 to 5 percent;

    * Health benefits ratio less than or equal to 81.0 percent of premium revenues;

    * Selling, general and administrative expenses of 10.5 to 11.0 percent of total revenues;

    * Fully diluted shares outstanding of approximately 26.0 million.

    AMERIGROUP senior management will discuss the Company's fourth quarter and year ended December 31, 2003 results on a conference call, Wednesday, February, 18th at 10:30 a.m. Eastern Time. The conference can be accessed by dialing 1-800-915-4836. A recording of this conference call will be available from 12:00 p.m. Eastern Time on Wednesday, February 18th, until 11:59 p.m. Eastern Time on Wednesday, February 25th. To access the recording, dial 1-800-428-6051 and enter passcode 330467. A live webcast of the call also will be available through the investor relations page on the AMERIGROUP web site at www.amerigroupcorp.com, or through CCBN at www.companyboardroom.com.
A 30-day replay of this webcast will be available on these web sites approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, is a multi-state managed health care company focused on serving people who receive health care benefits through publicly sponsored programs including Medicaid, State Children's Health Insurance Program, or SCHIP, and FamilyCare. The Company operates in Texas, New Jersey, Maryland, Illinois, Florida and the District of Columbia. For more information about AMERIGROUP Corporation, please visit the Company's web site at www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2004 performance such as membership, revenues, same-store revenues, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date and successful integration of acquisitions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the health care industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

    Investors should also refer to our Form 10-K filed with the Securities and Exchange Commission (SEC) on March 14, 2003, and our Form S-3 that was filed with the SEC on September 16, 2003, that became effective on October 9, 2003, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED INCOME STATEMENTS
                (Dollars in thousands, except per share data)

                                  Three months ended          Year ended
                                     December 31,             December 31,
                                   2003        2002        2003        2002
    Revenues:
      Premium                    $422,338    $307,948  $1,615,508  $1,152,636
      Investment income             1,851       1,936       6,726       8,026
        Total revenues            424,189     309,884   1,622,234   1,160,662
    Expenses:
      Health benefits             339,831     248,702   1,295,900     933,591
      Selling, general and
       administrative              49,060      37,243     186,856     133,409
      Depreciation and
       amortization                 5,777       3,752      23,650      13,149
      Interest                        352         215       1,913         791
        Total expenses            395,020     289,912   1,508,319   1,080,940
    Income before income taxes     29,169      19,972     113,915      79,722
      Income tax expense           11,701       8,188      46,591      32,686
    Net income                    $17,468     $11,784     $67,324     $47,036


      Weighted average number
       of common shares and
       dilutive potential
       common shares
       outstanding             25,336,292  21,661,514  22,801,650  21,469,422

      Diluted net income
       per share                    $0.69       $0.54       $2.95       $2.19

    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                          Three months ended    Year ended
                                             December 31,      December 31,
                                            2003     2002     2003     2002

    Premium revenue                         99.6 %   99.4 %   99.6 %   99.3 %
    Investment income                        0.4      0.6      0.4      0.7
    Total revenues                         100.0 %  100.0 %  100.0 %  100.0 %
    Health benefits (1)                     80.5 %   80.8 %   80.2 %   81.0 %
    Selling, general and
     administrative expenses                11.6 %   12.0 %   11.5 %   11.5 %
    Income before income taxes               6.9 %    6.4 %    7.0 %    6.9 %
    Net income                               4.1 %    3.8 %    4.2 %    4.1 %

    (1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

    The following table sets forth the approximate number of members served in each of our service areas as of December 31, 2003 and 2002.

                                                         December 31,
                  Market                            2003              2002

    Houston                                        144,000           139,000
    Dallas                                          93,000            84,000
    Fort Worth                                     106,000            73,000
    Maryland                                       124,000           125,000
    District of Columbia                            38,000            37,000
    New Jersey                                      99,000            99,000
    Chicago                                         32,000            34,000
    Tampa                                          132,000                -
    Orlando                                         42,000                -
    Miami/Ft. Lauderdale                            47,000                -
      Total                                        857,000           591,000

    The following table sets forth the approximate number of members in each of the products we offer as of December 31, 2003 and 2002.

                                                 December 31,    December 31,
                  Product                           2003            2002

    AMERICAID (Medicaid - TANF)                    587,000         394,000
    AMERIKIDS (SCHIP)                              180,000         125,000
    AMERIPLUS (Medicaid - SSI)                      74,000          46,000
    AMERIFAM (FamilyCare)                           16,000          26,000
      Total                                        857,000         591,000

                   AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                                December 31,      December 31,
                                                    2003              2002

                              Assets
    Current assets:
      Cash and cash equivalents                   $407,220           $207,996
      Short-term investments                         8,750             27,581
      Premium receivables                           38,259             35,233
      Deferred income taxes                         10,164              5,627
      Prepaid expenses and other current assets     15,995              7,998
        Total current assets                       480,388            284,435
    Property, equipment, and software, net          42,158             40,243
    Goodwill and other intangible, net             144,398             26,040
    Long-term investments, including
     investments on deposit for licensure          154,479            100,917
    Other long-term assets                           4,598              2,716
    Escrow deposit for pending
     acquisitions and related costs                    -              124,133
                                                  $826,021           $578,484

           Liabilities and Stockholders' Equity
    Current liabilities:
      Claims payable                              $239,532           $202,430
      Unearned revenue                              54,324             25,518
      Accounts payable                               5,523              9,405
      Accrued expenses, capital leases and
       other current liabilities                    53,431             42,905
        Total current liabilities                  352,810            280,258
    Long-term debt                                     -               50,000
    Deferred income taxes, capital
     leases and other long-term
     liabilities                                    11,497              8,845
        Total liabilities                          364,307            339,103
    Stockholders' equity:
      Common stock, $.01 par value                     244                205
      Additional paid-in capital                   331,751            177,141
      Retained earnings                            129,719             62,035
        Total stockholders' equity                 461,714            239,381
                                                  $826,021           $578,484

                   AMERIGROUP CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)

                                                               Year ended
                                                               December 31,
                                                              2003      2002

    Cash flows from operating activities:
      Net income                                            $67,324   $47,036
      Adjustments to reconcile net income to
        net cash provided by operating activities:
          Depreciation and amortization                      23,650    13,149
          Deferred tax expense (benefit) and other, net      (2,912)    1,351
          Tax benefit related to option exercises             4,547     3,775
          Changes in assets and liabilities increasing
           (decreasing) cash flows from operations:
           Premium receivables                               (3,026)   (6,058)
           Prepaid expenses and other current assets         (7,954)     (456)
           Other assets                                        (750)   (1,665)
           Claims payable                                    16,681    22,084
           Unearned revenue                                  28,806    25,278
           Accounts payable, accrued expenses
            and other current liabilities                       504    12,219
           Other long-term liabilities                        2,548       704
               Net cash provided by operating activities    129,418   117,417

    Cash flows from investing activities:
      Proceeds from sale (purchase) of investments, net     (28,944)    8,498
      Purchase of investments on deposit for
       licensure, net                                        (5,487)     (558)
      Purchase of property, equipment and software          (13,220)  (20,707)
      Purchase of contract rights and related assets         (7,628)   (6,633)
      Cash acquired through Florida acquisition              27,483         -
      Escrow deposit for pending acquisition and
       related costs                                              -  (124,133)
               Net cash used in investing activities        (27,796) (143,533)

    Cash flows from financing activities:
      Net proceeds from public offering of common stock     138,829         -
      Payment of capital lease obligations                   (4,902)   (2,521)
      Borrowings under credit facility                            -    50,000
      Repayments of credit facility                         (50,000)        -
      Payment of debt issuance costs                         (1,428)        -
      Proceeds from exercise of stock options,
       change in bank overdrafts and other, net              15,103     2,733
               Net cash provided by financing activities     97,602    50,212
    Net increase in cash and cash equivalents               199,224    24,096
    Cash and cash equivalents at beginning of period        207,996   183,900
    Cash and cash equivalents at end of period             $407,220  $207,996

    CONTACT: Julie Loftus Trudell, Vice President, Investor Relations, of AMERIGROUP Corporation, +1-757-321-3535.

SOURCE  AMERIGROUP Corporation
    -0-                             02/17/2004
    /CONTACT: Julie Loftus Trudell, Vice President, Investor Relations, of AMERIGROUP Corporation, +1-757-321-3535/
    /Web site:  http://www.amerigroupcorp.com/
    (AGP)

CO:  AMERIGROUP Corporation
ST:  Virginia
IN:  HEA INS
SU:  ERN ERP CCA